UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2009

Orleans Homebuilders, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware	1-6830	59-0874323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Street Road, Bensalem, PA		19020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 245-7500

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement.

On February 11, 2009, Greenwood Financial, Inc. (“Greenwood Financial”), a wholly-owned subsidiary of Orleans Homebuilders, Inc., and certain affiliates of Greenwood Financial (collectively, the “Borrowers”), the Company, as guarantor, Wachovia Bank, National Association, as administrative agent (“Agent”), and various other lenders party thereto entered into the First Amendment to the Second Amended Credit Loan Agreement dated as of September 30, 2008 (the “Loan Agreement”) and First Amendment to the related Security Agreement dated as of September 30, 2008 (the “Security Agreement”).  The First Amendment was effective immediately on February 11, 2009.  The summary of the materials terms of the First Amendment set forth below is qualified in its entirety by the text of the First Amendment, a copy of which is attached hereto as Exhibit 10.1.

•                  The category reductions applicable to the determination of borrowing base availability were adjusted so that the maximum borrowing base availability attributable to asset class (ii) (units not subject to a qualifying agreement of sale) determined on the basis of any borrowing base certificate that is delivered before July 31, 2009, was increased to a maximum of 58% of the aggregate borrowing base availability attributable to asset classes (i) (units subject to a qualifying agreement of sale) and (ii) (units not subject to a qualifying agreement of sale) as shown on the borrowing base certificate.  For borrowing base certificates delivered on or after July 31, 2009, the maximum percentage remains unchanged at 45%.

•                  The category reductions applicable to the determination of the borrowing base availability were adjusted so that the maximum borrowing base availability attributable to asset classes (iii) (lots part of improved land not subject to a qualifying agreement of sale), (iv) (lots part of land under development) and (v) (lots part of land approved for development), based on borrowing base certificates delivered before July 31, 2009, was increased to a maximum of 65% of the total borrowing base availability as shown on the borrowing base certificate.  For borrowing base certificates delivered on or after July 31, 2009, the maximum percentage is 55%.    The maximum dollar value of borrowing base availability attributable to asset classes (iii), (iv) and (v) were also adjusted to the following (with such limitations to be reduced dollar for dollar at the time and in the amounts of any impairments with respect to assets in asset classes (iii), (iv) and (v) and included in the borrowing base taken by borrowers):

(i)	Beginning with the Borrowing Base Certificate delivered on or after the effective date of the First Amendment: $235,000,000;
(ii)	Beginning with the Borrowing Base Certificate delivered on or after July 31, 2009: $200,000,000; and
(iii)	Beginning with the Borrowing Base Certificate delivered after September 30, 2009: $190,000,000.

•                  Under the First Amendment, the aggregate effect of (i) the modification of the borrowing base category reductions applicable to units not subject to a qualifying agreement of sale (described above); (ii) the modification of the borrowing base category reductions for land under development (described above); and (iii)  the inventory impairments during the second fiscal quarter of approximately $8,670,000, was an increase in net borrowing base availability of approximately $16,100,000 as of December 31, 2008, from a negative of approximately $14,600,000 to a positive of approximately $1,500,000.

•                  The amount of the Revolving Credit Facility was reduced from $440,000,000 to $405,000,000, except that the amount of the Revolving Credit Facility will be reduced to $375,000,000 beginning on July 16, 2009 and through maturity, unless otherwise permanently reduced as a result of certain prepayments required by the Revolving Credit Facility. The letter of credit sublimit was reduced to $30,000,000 from $60,000,000, and the financial letter of credit sublimit was reduced to $15,000,000 from $25,000,000.The amount actually available under the Revolving Credit Facility is also subject to the borrowing base availability requirements in the Revolving Credit Facility.

•                  In the event there is one or more defaulting lenders, so long as there is no event of default has occurred and is continuing, pro-rata principal payments shall not be made to such defaulting lender, but instead shall be paid over to the master borrower.

•                  The minimum consolidated tangible net worth level was adjusted to a minimum of at least $25,000,000 (1) reduced by the sum of (a) any impairments or other charges under GAAP on assets in the borrowing base taken by the Company and recorded in respect of the financial quarters ended December 31, 2008 and March 31, 2009, plus (b)  any deferred tax assets valuation allowance reserves recorded in respect of the fiscal quarters ended December 31, 2008 and March 31, 2009, plus (c) any impairments or write-offs relating to tangible assets or pre-acquisition costs not contained in the borrowing base recorded in respect of the fiscal quarters ended December 31, 2009 and March 31, 2009 (provided, however, that the aggregate covenant level reduction pursuant to this clause (1) shall not exceed $15,000,000), and (2) increased by the sum of (x) any favorable adjustment to the deferred tax asset valuation allowance recorded in respect of the fiscal quarters ended December 31, 2008 and March 31, 2009, plus (y) 50% of positive quarterly net income after March 31, 2008.

•                  The definition of liquidity was revised to provide that negative borrowing base availability is deducted from cash and cash equivalents when determining liquidity and the minimum required liquidity covenant was reduced from $15,000,000 to $10,000,000.  A five business day cure period in the event of a breach of the minimum liquidity covenant was also added.

•                  The maximum amount of cash or cash equivalents (excluding cash in transit at title companies) that the Company is allowed to maintain was set at a maximum of $15,000,000 for any consecutive five-day period.

•                  The cash flow from operations covenant ratio was adjusted downward for the quarter ending June 30, 2009 to 0.50:1.00 and for the quarter ending September 30, 2009 and thereafter to 0.65:1.00.

•                  The Company’s ability to purchase up to $8,000,000 of unimproved real estate is no longer available; however, the Company’s ability to acquire lots though option take-downs remains unchanged.  The provision specifically allowing the Company to make new joint venture investments up to certain specified amounts was also eliminated.

•                  The interest rate was increased by 25 basis points, to the LIBOR interest rate plus 5.25%.

•                  Generally, the ability to obtain letters of credit for general working capital or corporate purposes and the ability to obtain letters of credit in connection with projects outside the borrowing base were eliminated (provided, however, that existing letters of credit can be renewed, subject to the other terms of the Loan Agreement).

•                  Provisions were added providing that no letter of credit will be issued or renewed and that no tri-party agreement will be executed or maintained while any lender is a defaulting lender, except if the Borrowers have delivered to Agent cash collateral equal to the defaulting lenders’ pro rata share of the letter of credit or tri-party agreement.  The cash collateral is to be used to reimburse lenders in the event of draws under letters of credit or tri-party agreements.

•                  Letter of credit advances (that is, payments pursuant to a letter of credit that result in the making of a loan to Borrowers in excess of the then available borrowing base) must be repaid within five business days, or earlier under certain circumstances.

•                  Provisions were added to the Loan Agreement and Security Agreement providing that, in the event of receipt of any tax refund by any obligor that constitutes collateral, the amount received must be used to prepay the loans under the facility.  Any such collateral received by the agent will likewise be applied to the outstanding indebtedness.  However, such reduction of the outstanding indebtedness would have the effect of then increasing the net borrowing base availability immediately thereafter.

•                  Additional provisions were added with respect to the allocation among the lenders of burdens and risks associated with defaulting lenders.

•                  In consideration of entering into the First Amendment to the Second Amended Credit Agreement, the Company paid a fee equal to 0.25% of such approving lenders’ reduced commitments effective on the closing of the amendment.

On February 11, 2009, the Company issued a press release announcing the First Amendment, a copy of which is furnished herewith as Exhibit 99.1.

ITEM 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As reported in the Company’s Current Report on Form 8-K filed on January 30, 2009, the Company had received from its lenders a waiver of certain defaults under the Loan Agreement, which waiver was effective through and including February 6, 2009.  As of February 6, 2009, approximately $354.4 million of borrowings and $24.4 million of letters of credit and other assurances were outstanding under the Loan Agreement.  With the termination of the waiver period without the First Amendment having been entered into and without the defaults described in the waiver having been otherwise cured, one or more defaults under the Loan Agreement occurred on February 7, 2009.  With the entry into the First Amendment, these events of default were cured.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed or furnished with this Current Report on Form 8-K:

	Exhibit No.	Description

10.1

First Amendment to Second Amended and Restated Revolving Credit Loan Agreement and First Amendment to Security Agreement dated as of February 11, 2009, by and among Greenwood Financial, Inc. and certain affiliates, Orleans Homebuilders, Inc., Wachovia Bank, National Association and various other lenders party thereto (filed herewith).

	99.1	Press release of Orleans Homebuilders, Inc. dated February 11, 2009 (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2009

Orleans Homebuilders, Inc.

By:	Garry P. Herdler
	Name:	Garry P. Herdler
	Title:	Executive Vice President,
Chief Financial Officer and
Principal Financial Officer

EXHIBIT INDEX

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description

10.1

First Amendment to Second Amended and Restated Revolving Credit Loan Agreement and First Amendment to Security Agreement dated as of February 11, 2009, by and among Greenwood Financial, Inc. and certain affiliates, Orleans Homebuilders, Inc., Wachovia Bank, National Association and various other lenders party thereto (filed herewith).

99.1	Press release of Orleans Homebuilders, Inc. dated February 11, 2009 (furnished herewith).